EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
North Fork Bancorporation, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-34372, 33-52504, 33-53467, 333-00675, 333-56329, 333-39536, 333-74713, 333-94381, 333-69698, 333-69700, 333-90134, 333-05513, 333-106705, 333-130523 and 333-129215) on Form S-8, (Nos. 333-64219, 333-24419, 333-101009, 333-106882, 333-114173 and 333-33955) on Form S-4 and (Nos. 33-54222 and 333-88028) on Form S-3 of North Fork Bancorporation, Inc. of our reports dated March 14, 2006 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of North Fork Bancorporation, Inc.

/s/  KPMG LLP

New York, New York
March 14, 2006